                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*

                               PDF SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   693282 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 26, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [ ]     Rule 13d-1(d)











*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 693282 10 5
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               Telos Venture Partners, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               California
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER

                               2,500,000 shares, except that Telos Management
                               LLC ("LLC") may be deemed to have sole voting
                               power with respect to such shares, and Bruce R.
      NUMBER OF                Bourbon ("Bourbon"), Athanasios Kalekos
                               ("Kalekos") and Paul Asel ("Asel"), the managing
       SHARES                  members of LLC, may be deemed to have shared
                               voting power with respect to such shares.
     BENEFICIALLY      --------------------------------------------------------
                       (6)     SHARED VOTING POWER
       OWNED BY
                                   See response to Row 5.
         EACH          --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
       REPORTING
                               2,500,000 shares, except that LLC may be deemed
        PERSON                 to have sole dispositive power with respect to
                               such shares, and Bourbon, Kalekos and Asel may be
         WITH                  deemed to have shared dispositive power with
                               respect to such shares.
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                                   See response to Row 7.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
               PN
          ---------------------------------------------------------------------

CUSIP NO. 693282 10 5
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Telos Management LLC
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               California
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

                               2,500,000 shares, all of which are directly owned
                               by Telos Venture Partners, L.P., ("Telos"). LLC
    NUMBER OF                  is the general partner of Telos and may be deemed
                               to have sole voting power with respect to such
     SHARES                    shares, and Bourbon, Kalekos and Asel, the
                               managing members of LLC, may be deemed to have
   BENEFICIALLY                shared voting power with respect to such shares.
                       --------------------------------------------------------
     OWNED BY          (6)     SHARED VOTING POWER

       EACH                        See response to Row 5.
                       --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER

      PERSON 2,500,000 shares, all of which are directly owned by Telos, except that LLC may be deemed to have
       WITH sole dispositive power with respect to such shares, and Bourbon, Kalekos and Asel may be deemed to have shared dispositive power with respect to such shares.
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                                   See response to Row 7.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

               OO
          ---------------------------------------------------------------------

CUSIP NO. 693282 10 5
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Bruce R. Bourbon
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

     NUMBER OF                 0 shares
                       --------------------------------------------------------
      SHARES           (6)     SHARED VOTING POWER

    BENEFICIALLY               2,500,000 shares, all of which are directly owned
                               by Telos. Bourbon is a managing member of LLC,
      OWNED BY                 the general partner of Telos, and may be deemed
                               to have shared voting power with respect to such
        EACH                   shares.
                       --------------------------------------------------------
      REPORTING        (7)     SOLE DISPOSITIVE POWER

       PERSON                  0 shares
                       --------------------------------------------------------
        WITH           (8)     SHARED DISPOSITIVE POWER

                               2,500,000 shares, all of which are directly owned by Telos. Bourbon is a managing member of LLC, the general partner of Telos, and may be deemed to have shared dispositive power with respect to such shares.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

               IN
          ---------------------------------------------------------------------

CUSIP NO. 693282 10 5
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Athanasios Kalekos
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               Greek Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

      NUMBER OF                0 shares
                       --------------------------------------------------------
       SHARES          (6)     SHARED VOTING POWER

     BENEFICIALLY              2,500,000 shares, all of which are directly owned
                               by Telos. Kalekos is a managing member of LLC,
       OWNED BY                the general partner of Telos, and may be deemed
                               to have shared voting power with respect to such
         EACH                  shares.
                       --------------------------------------------------------
       REPORTING       (7)     SOLE DISPOSITIVE POWER

        PERSON                 0 shares
                       --------------------------------------------------------
         WITH          (8)     SHARED DISPOSITIVE POWER

                               2,500,000 shares, all of which are directly owned by Telos. Kalekos is a managing member of LLC, the general partner of Telos, and may be deemed to have shared dispositive power with respect to such shares.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

               IN
          ---------------------------------------------------------------------

CUSIP NO. 693282 10 5
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Paul Asel
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

                               0 shares
                       --------------------------------------------------------
      NUMBER OF        (6)     SHARED VOTING POWER

       SHARES                  2,500,000 shares, all of which are directly owned
                               by Telos. Asel is a managing member of LLC, the
     BENEFICIALLY              general partner of Telos, and may be deemed to
                               have shared voting power with respect to such
       OWNED BY                shares.
                       --------------------------------------------------------
         EACH          (7)     SOLE DISPOSITIVE POWER

       REPORTING               0 shares
                       --------------------------------------------------------
        PERSON         (8)     SHARED DISPOSITIVE POWER

         WITH 2,500,000 shares, all of which are directly owned by Telos. Asel is a managing member of LLC, the general partner of Telos, and may be deemed to have shared dispositive power with respect to such shares.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

               IN
          ---------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

                      PDF Solutions, Inc.
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      333 West San Carlos Street, Suite 700, San Jose, CA  95110
               -----------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is being filed by Telos Venture Partners, L.P. ("Telos"), Telos Management LLC ("LLC") Bruce R. Bourbon ("Bourbon"), Athanasios Kalekos ("Kalekos") and Paul Asel ("Asel"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

               LLC is the general partner of Telos, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Telos. Bourbon, Kalekos and Asel are the managing members of LLC may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by Telos.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

                      835 Page Mill Road
                      Palo Alto, CA 94304

ITEM 2(c).     CITIZENSHIP:

               Telos is a California limited partnership, LLC is a California limited liability company, Bourbon and Asel are United States citizens and Kalekos is a Greek citizen.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                      Common Stock
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

                      693282 10 5
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

  (a)   [ ] Broker or dealer registered under Section 15 of the Exchange Act;

  (b)   [ ] Bank as defined in section 3(a)(6) of the Exchange Act;

  (c)   [ ] Insurance company as defined in section 3(a)(19) of the Exchange
        Act;

  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;

  (e)   [ ] An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);

  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

  (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

  (h) [ ] A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

  (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount Beneficially Owned:

               2,500,000
        ------------------------------------------------------------------------

    (b) Percent of Class:

               10.9%
        ------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote:
               ----------------------------------------
               See Row 5 of the cover page for each Reporting Person

        (ii)   Shared power to vote or to direct the vote:
               ------------------------------------------
               See Row 6 of the cover page for each Reporting Person

        (iii)  Sole power to dispose or to direct the disposition of:
               -----------------------------------------------------
               See Row 7 of the cover page for each Reporting Person

        (iv)   Shared power to dispose or to direct the disposition of:
               -------------------------------------------------------
               See Row 8 of the cover page for each Reporting Person


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

    Not Applicable

ITEM 10.  CERTIFICATION.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  February 14, 2002


             Telos Venture Partners, L.P.                               /s/ Bruce R. Bourbon
                                                                        --------------------
                                                              Managing Member of the General Partner,
                                                                        Telos Management LLC

                 Telos Management LLC                                   /s/ Bruce R. Bourbon
                                                                        --------------------
                                                                          Managing Member

                  Athanasios Kalekos                                   /s/ Athanasios Kalekos
                                                                       ----------------------
                                                                          Managing Member

                      Paul Asel                                            /s/ Paul Asel
                                                                           -------------
                                                                          Managing Member


                   Bruce R. Bourbon                                     /s/ Bruce R. Bourbon
                                                                        --------------------
                                                                          Managing Member


    EXHIBIT INDEX

EXHIBIT

Exhibit A:  Agreement of Joint Filing
Exhibit B:  Power of Attorney

                                    EXHIBIT A

                            Agreement of Joint Filing

        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of PDF Solutions, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G

DATE:  February 14, 2002


             Telos Venture Partners, L.P.                               /s/ Bruce R. Bourbon
                                                                        --------------------
                                                              Managing Member of the General Partner,
                                                                        Telos Management LLC

                 Telos Management LLC                                   /s/ Bruce R. Bourbon
                                                                        --------------------
                                                                          Managing Member

                  Athanasios Kalekos                                   /s/ Athanasios Kalekos
                                                                       ----------------------
                                                                          Managing Member

                      Paul Asel                                            /s/ Paul Asel
                                                                           -------------
                                                                          Managing Member


                   Bruce R. Bourbon                                     /s/ Bruce R. Bourbon
                                                                        --------------------
                                                                          Managing Member


                                    EXHIBIT B

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce R. Bourbon, his attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any this Schedule 13G and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                                TITLE
                      ---------                                                -----

                /s/ Athanasios Kalekos                         Managing Member, Telos Management LLC
---------------------------------------------
                  Athanasios Kalekos

                    /s/ Paul Asel                              Managing Member, Telos Management LLC
---------------------------------------------
                      Paul Asel